Exhibit 10.14

2585 Augustine Drive, Suite 100

Santa Clara, CA 95054

Phone: (408) 855-9200

Fax: (480) 855-9201

www.easic.com

October 24, 2013

Ed Frank

Re: eASIC Corporation Board of Directors

Dear Mr. Frank:

It is my sincere pleasure to invite you to join the Board of Directors (the “Board”) of eASIC Corporation (the “Company”).

As a Board member, you will participate in regularly scheduled and special meetings of the Board and designated Board committees, and meet or otherwise periodically confer with Company executives and to provide such other services as are customary and appropriate for Board members (the “Services”).

In full consideration for your timely and satisfactory performance of the Services, you will be granted an option to purchase 6,894,815 shares of Company common stock (the “Shares”) at an exercise price equal to the fair market value on the date of grant as determined by the Board, which is expected to be $0.01 per Share, with such number of Shares calculated to equal approximately 0.5% of the Company’s total outstanding shares on a fully-diluted basis. The option will be a nonqualified stock option and will be subject to the terms of the Company’s 2010 Equity Incentive Plan (the “Plan”) and standard form of Stock Option Agreement. Subject to your Continuous Service (as defined in the Plan), the Shares shall vest monthly over a forty eight (48) month period beginning on the date of your appointment to the Board and the option shall be early-exercisable pursuant to the Company’s standard form of early exercise stock purchase agreements. Moreover, in the event of Change of Control (as defined below) then the vesting of the Shares, along with the unvested portion of any other stock options held by you, shall be accelerated in full, subject to the terms of the Plan and your Continuous Service through the date of such Change of Control. “Change in Control” means (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) if as a result of such transaction or series of related transactions the shareholders of the Company prior to the commencement of the transaction or transactions own less than fifty percent (50%) of the voting shares of the entity surviving such transaction or transactions; (ii) the sale, transfer or other disposition of all or substantially all assets of the Company; or (iii) a sale of all or substantially all of the capital stock of the Company.

You will also be entitled to indemnification for your Services as a Board member in accordance with the Company’s standard form of indemnification agreement.

We look forward to your favorable reply and to a productive future relationship.

Sincerely,	Acknowledged and Agreed:
eASIC Corporation

/s/ Ronnie Vasishta	/s/ Ed Frank
Ronnie Vasishta, Chief Executive Officer	Ed Frank